PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)

TO PROSPECTUS DATED SEPTEMBER 18, 1998                REGISTRATION NO. 333-59513

                                     [LOGO]

                        $250,000,000 PRINCIPAL AMOUNT OF
                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

           6,313,131 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

    Genzyme previously issued $250,000,000 principal amount of 5 1/4% convertible subordinated notes due 2005. Holders of these notes can convert principal into shares of Genzyme General Division Common Stock. This prospectus supplement relates to sales of these notes and such shares.

    A copy of the prospectus dated September 18, 1998 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

                             ---------------------

    INVESTING IN THE 5 1/4% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 3, 2000.

     Genzyme Corporation - One Kendall Square, Cambridge, Massachusetts 02139 -
                                 (617) 252-7500
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                            SELLING SECURITYHOLDERS

    The information in the following table is presented as of February 29, 2000 and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                              PRINCIPAL AMOUNT                   NUMBER OF SHARES
                                  OF NOTES                        OF GGD STOCK+        NUMBER OF SHARES OF
                                BENEFICIALLY     PERCENTAGE OF     BENEFICIALLY        GGD STOCK+ ISSUABLE
                                 OWNED THAT          NOTES        OWNED PRIOR TO     UPON CONVERSION OF THE
NAME                            MAY BE SOLD       OUTSTANDING        OFFERING       NOTES THAT MAY BE SOLD(1)
----                          ----------------   -------------   ----------------   -------------------------
Jefferies &
  Company, Inc..............     $3,000,000           1.2               0                    75,757

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(+)   Genzyme General Division Common Stock.

(1) Assumes conversion of the full amount of notes held by such holder at the initial rate of 25.2525 shares of Genzyme General Division Common Stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may be adjusted under certain circumstances. See "DESCRIPTION OF NOTES--Conversion Rights" beginning on page 16 of the prospectus. Accordingly, the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of Genzyme's Indenture dated May 22, 1998, fractional shares will not be issued upon conversion of the notes; cash will be paid instead of fractional shares, if any.

                                       2